Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-231118-03

June 1, 2021

Public Service Company of New Hampshire

doing business as Eversource Energy

Pricing Term Sheet
Issuer:	Public Service Company of New Hampshire doing business as Eversource Energy
Security:	$350,000,000 2.20% First Mortgage Bonds, Series V, due 2031
Principal Amount:	$350,000,000
Maturity Date:	June 15, 2031
Coupon:	2.20%
Benchmark Treasury:	1.625% due May 15, 2031
Benchmark Treasury Price / Yield:	100-03+ / 1.613%
Spread to Benchmark Treasury:	62 basis points
Re-Offer Yield:	2.233%
Price to Public:	99.706% of the principal amount
Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on December 15, 2021
Optional Redemption Provisions:	Make-whole call at any time prior to March 15, 2031 at a discount rate of Treasury plus 10 basis points and on or after such date at par
Trade Date:	June 1, 2021
Settlement Date*:	June 15, 2021 (T+10)
CUSIP / ISIN:	744538 AE9 / US744538AE99
Ratings**:	A1 (Moody’s); A+ (S&P); A+ (Fitch)
Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.
Co-Manager:	Roberts & Ryan Investments Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the bonds initially will settle T+10 (on June 15, 2021) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533; Mizuho Securities USA LLC toll-free at (866) 271-7403; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.